Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Red Robin Gourmet Burgers, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-174672, 333-100458, 333-125443, 333-143458, and 333-151512 on Form S-8 of Red Robin Gourmet Burgers, Inc. and subsidiaries of our reports dated February 19, 2016, with respect to the consolidated balance sheet of Red Robin Gourmet Burgers, Inc. as of December 27, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for year ended December 27, 2015, and the effectiveness of internal control over financial reporting as of December 27, 2015, which reports appear in this Annual Report on Form 10-K of Red Robin Gourmet Burgers, Inc. and subsidiaries.
/s/ KPMG LLP
Denver, Colorado
February 19, 2016